Exhibit 99.1

Washington Mutual, Inc.
(NYSE: WM)
July 22, 2008

WaMu Reports Significant Build-Up of Reserves
Contributing to Second Quarter Net Loss of $3.3 billion

Company Increases Capital Levels

Company Expects to Reduce Expenses by $1 billion

WaMu today announced a second quarter 2008 net loss of $3.33 billion as it significantly increased its loan loss reserves by $3.74 billion to $8.46 billion. The quarter’s loss compares with the first quarter net loss of $1.14 billion and net income of $830 million during the second quarter of 2007. The quarter’s financial results reflect an elevated level of provisioning due in large part to changes in the company’s provisioning assumptions in response to continued declines in housing prices nationwide. These changes had the effect of accelerating provisions into the quarter. The quarter’s provision was $5.9 billion compared with $2.2 billion of net charge-offs. The company now expects the remaining cumulative losses in its residential mortgage portfolios to be toward the upper end of the range it disclosed in April, and continues to expect 2008 to be the peak year for provisioning.

The company’s tangible equity to total tangible assets capital ratio increased during the second quarter to 7.79 percent from 6.40 percent in the first quarter, resulting in approximately $7 billion of capital in excess of its targeted 5.50 percent level. The increase reflects the effects of the $7.2 billion capital raise, the reduction of the company’s balance sheet by $10 billion and the loss for the quarter. The company also maintained strong levels of liquidity during the quarter, with over $40 billion of readily available liquidity at quarter end.

“In the face of unprecedented housing and mortgage market conditions, we are continuing to execute on a comprehensive plan designed to ensure that we have strong capital and liquidity, an appropriately-sized expense base and a strong, profitable retail franchise,” said WaMu Chief Executive Officer Kerry Killinger. “Our recent $7.2 billion capital raise, combined with the other proactive steps we have taken this quarter to strengthen our banking franchise and further expense reductions, continue to move us toward achieving these goals.”

Killinger also said that the company now expects to realize annualized cost savings of approximately $1 billion which will contribute to improved pretax, pre-provision earnings. “We remain confident that we have sufficient capital to successfully manage our way through this challenging period,” Killinger added.

The company reported a second quarter diluted loss per share of $6.58, which included a previously disclosed one-time earnings per share reduction in the amount of $3.24 related to the company’s capital issuance in April. Excluding this one-time reduction, the company’s second quarter loss per common share was $3.34. This non-cash reduction in earnings per share, which resulted in a reclassification within stockholders’ equity, had no effect on the company’s capital ratios or the net loss recorded in the second quarter.

SECOND QUARTER FINANCIAL SUMMARY AND HIGHLIGHTS

Selected Financial Summary	Three Months Ended
($ in millions, except per share data)	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007
Income Statement
Net interest income	$2,296	$2,175	$2,047	$2,014	$2,034
Provision for loan losses	5,913	3,511	1,534	967	372
Noninterest income	561	1,569	1,365	1,379	1,758
Foreclosed asset expense	217	155	133	82	56
Goodwill impairment charge	-	-	1,775	-	-
All other noninterest expense	2,186	1,997	2,258	2,109	2,082
Minority interest expense	75	75	65	53	42
Income (loss) before income taxes	(5,534)	(1,994)	(2,353)	182	1,240
Income taxes	(2,206)	(856)	(486)	(4)	410
Net income (loss)	$(3,328)	$(1,138)	$(1,867)	$186	$830

Diluted earnings per common share	$(6.58)	$(1.40)	$(2.19)	$0.20	$0.92
Less : effect of conversion feature	(3.24)	-	-	-	-
Diluted earnings per common share excluding effect of conversion feature	$(3.34)	$(1.40)	$(2.19)	$0.20	$0.92

Balance Sheet
Total assets, end of period	$309,731	$319,668	$327,913	$330,110	$312,219
Average total assets	314,882	319,928	325,276	320,475	316,004
Average interest-earning assets	285,503	285,265	287,988	283,263	279,836
Average total deposits	184,610	184,304	185,636	198,649	206,765

Profitability Ratios
Return on average common equity	(69.25)%	(23.27)%	(32.64)%	3.03%	13.74%
Net interest margin	3.22	3.05	2.86	2.86	2.91
Efficiency ratio	84.11	57.49	122.13	64.55	56.38
Nonperforming assets/total assets	3.62	2.87	2.17	1.65	1.29
Allowance for loan losses/ nonperforming loans	87.26	60.25	41.99	41.27	47.63
Tangible equity/total tangible assets	7.79	6.40	6.67	5.60	6.07

●
Capital ratios improve. The tangible equity to total tangible assets ratio at June 30 was 7.79 percent compared with 6.40 percent as of Mar. 31, reflecting the April capital raise of $7.2 billion and despite significant provisioning to cover credit costs. Also contributing to the improved capital ratios this quarter was a decrease in total assets of approximately $10 billion, which freed up approximately $550 million in capital. Additional asset reductions are expected as the company continues to prudently manage the size of its balance sheet.

●
Net interest margin up 17 basis points to 3.22 percent. The quarter’s increase in net interest income to $2.30 billion was driven by the 17 basis point expansion in the net interest margin. The margin improved as decreases in rates paid on interest bearing liabilities outpaced the decline in asset yields, while generally lower cost retail deposits grew as a percentage of funding. This expansion occurred despite an increase in nonperforming loans from the first quarter.

●
Company builds reserves to $8.46 billion. During the second quarter, the company increased the provision for loan losses to $5.91 billion from $3.51 billion in the first quarter. The company expects remaining cumulative losses in its residential mortgage portfolios to be at the upper end of the range of losses it disclosed at the time of its capital raise in April, and for 2008 to be the peak year for provisioning.

The increase in provision for loan losses reflected the further decline in house prices which increased expected loss severities, increased delinquencies, reduced availability of credit, and the weakening economy. Total net charge-offs in the loan portfolio rose to $2.17 billion from $1.37 billion in the prior quarter. Nonperforming assets grew to 3.62 percent of total assets at June 30 from 2.87 percent at the end of the first quarter. At the same time, early stage delinquencies for the subprime and home equity portfolios showed early signs of stabilization in the quarter.

Approximately one third of the second quarter provision for loan losses related to significant changes in key assumptions the company used to estimate incurred losses in its loan portfolio in response to the increasingly adverse credit trends. Specifically, the company shortened the historical time period used to evaluate default frequencies for its prime mortgage portfolio from a three-year period to a one-year period to reflect the evolving risk profile of the loan portfolio and adjusted its severity assumptions for all single family mortgages to reflect the continuing decline in home prices.

Year to date, the company has provided $9.42 billion for loan losses in comparison with net charge-offs of $3.54 billion, increasing the reserve to $8.46 billion at June 30. As a percentage of loans held in portfolio, the reserve stands at 3.53 percent, up from 1.05 percent at the end of 2007. In addition, the company’s coverage ratio of the reserve to nonperforming loans was 87.26 percent, more than double the 41.99 percent at the end of last year.

●
Decline in noninterest income reflects further market stress and restructuring of home loans business. Despite the 9 percent quarter over quarter increase in depositor and other retail banking fees, noninterest income of $561 million in the second quarter was down from $1.6 billion in the prior quarter. During the second quarter, the company recognized other than temporary impairment losses of $407 million in the company’s available-for-sale securities portfolio, compared with $67 million in the prior quarter. Net trading losses of $305 million were up from net losses of $216 million in the first quarter primarily due to a reduction in the value of retained interests from credit card securitizations reflecting market conditions.

The decrease in revenue from the sales and servicing of home mortgage loans reflects lower volumes in the mortgage origination pipeline due to the company’s exit from wholesale lending and closing of its home loan centers. Also impacting the quarter was a $171 million provision for repurchase reserves, up from a provision of $56 million in the first quarter. Mortgage servicing revenue was down $247 million primarily due to declines in the value of MSR risk management instruments that more than offset the increase in the MSR fair value.

●
Company expands expense initiatives targeting $1 billion in savings. Noninterest expense of $2.40 billion in the quarter included $207 million in restructuring and resizing costs related to Home Loans activities as well as other corporate initiatives and foreclosed asset expense of $217 million, up from $155 million in the first quarter.

During the quarter, the company implemented a series of additional initiatives designed to significantly reduce expense levels going forward. These initiatives included the previously announced wholesale and home loans center closures and other savings across functions that primarily supported home loans activities that have been discontinued. These actions will result in total annualized cost savings of approximately $1 billion, while incurring restructuring and resizing costs of approximately $450 million, of which $207 million were recorded in the second quarter.

●
Net loss per share includes one-time adjustment. The company reported a second quarter diluted net loss per share of $6.58, which included a one-time earnings per share non-cash reduction in the amount of $3.24 per common share. The reduction was recorded as a result of the June conversion of the preferred stock issued in connection with the company’s capital transaction in April. This non-cash adjustment, which had no effect on the company’s capital ratios or the net loss recorded in the second quarter, reduced retained earnings by $3.29 billion, with a corresponding increase to capital surplus-common stock. Excluding this one-time reduction, the company’s second quarter diluted net loss per common share was $3.34.

SECOND QUARTER SEGMENT RESULTS

Retail Banking Group

Selected Segment Information	Three Months Ended
($ in millions, except accounts and households)	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007
Net interest income	$1,210	$1,203	$1,262	$1,306	$1,291
Provision for loan losses	3,823	2,300	663	318	91
Noninterest income	842	775	850	833	820
Inter-segment revenue	7	9	5	9	16
Noninterest expense	1,232	1,221	1,212	1,149	1,131
Income (loss) before income taxes	(2,996)	(1,534)	242	681	905
Income taxes	(959)	(491)	(39)	225	340
Net income (loss)	$(2,037)	$(1,043)	$281	$456	$565

Average loans	$138,671	$142,720	$145,486	$147,357	$149,716
Average retail deposits	149,509	146,734	142,733	144,921	145,252
Net change in number of retail checking accounts	254,957	256,069	74,493	310,360	406,243
Net change in retail households	94,000	154,000	37,000	161,000	228,000

●
Revenue growth driven by increase in depositor fee income, expenses held steady. Net interest income was up slightly from the first quarter as the drop in the overall cost of deposits outpaced the decline in variable rate loan yields. Noninterest income, comprised primarily of depositor and other retail banking fees, was up 9 percent quarter over quarter. Depositor fees totaled $767 million in the second quarter, up 9 percent from the seasonally slow first quarter. The company continues to have strong checking account growth adding 254,957 net new accounts in the quarter.

●
Quarterly results adversely impacted by higher loan loss provisioning. The quarter’s net loss reflected the increase in the provision for loan losses due in large part to changes in the company’s provisioning assumptions in response to continued declines in housing prices nationwide.

●
Average retail deposits up 2 percent. Average retail deposits of $149.51 billion were up $2.78 billion during the quarter reflecting the growth in money market accounts. Retail deposit balances at the end of the quarter were down $3.40 billion to $148.25 billion reflecting the reduction in higher cost promotional certificates of deposit during the quarter. The average cost of retail deposits during the quarter was 2.23 percent, down from 2.65 percent in the prior quarter.

Card Services Group (managed basis)

Selected Segment Information	Three Months Ended
($ in millions)	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007
Net interest income	$769	$765	$694	$674	$649
Provision for loan losses	911	626	591	611	523
Noninterest income	187	418	315	400	393
Inter-segment expense	5	5	-	-	-
Noninterest expense	297	260	338	364	306
Income (loss) before income taxes	(257)	292	80	99	213
Income taxes	(82)	93	(12)	33	80
Net income (loss)	$(175)	$199	$92	$66	$133

Average managed receivables	$26,314	$26,889	$26,665	$25,718	$24,234
Period end managed receivables	26,430	26,378	27,239	26,227	24,987
30+ day managed delinquency rate	7.05%	6.89%	6.47%	5.73%	5.11%
Managed net credit losses	10.84	9.32	6.90	6.37	6.49

●
Revenue down primarily due to higher credit costs and valuation adjustments. Net interest income was flat with the prior quarter as lower funding costs were offset by a lower balance of average receivables and declines in interest rates charged on card receivables. Noninterest income was down from the prior quarter reflecting reduced value of retained interests due to market conditions. In addition, noninterest income during the first quarter included an $85 million benefit received from the company’s share of VISA’s IPO.

Noninterest expense was flat with the prior quarter, excluding the $38 million partial recovery of VISA litigation expense recorded in that quarter.

●
Provision up but delinquencies stabilizing. The increase in the provision to $911 million from $626 million reflected higher managed net credit losses and an increase in reported receivables as maturing securitizations resulted in on-balance sheet funding of new originations. Managed net credit losses of 10.84 percent reflected the increase in contractual and bankruptcy losses in the face of a weaker economy. Reflecting the previous actions taken to reduce the company’s loss exposure, the 30+ day managed delinquency rate of 7.05 percent was up slightly from the prior quarter.

●
Total managed receivables flat with prior quarter. Total managed receivables at quarter end remained level at $26.43 billion. During the quarter, Card Services opened 755,301 new credit card accounts, up from 666,407 in the prior quarter. Approximately 35 percent of the new accounts came through the retail channel as the company continued to leverage its retail network.

Commercial Group

Selected Segment Information	Three Months Ended
($ in millions)	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007
Net interest income	$203	$196	$200	$200	$208
Provision for loan losses	17	29	19	12	2
Noninterest income	5	(8)	(10)	(34)	63
Noninterest expense	63	68	66	67	74
Income before income taxes	128	91	105	87	195
Income taxes	41	29	11	28	73
Net income	$87	$62	$94	$59	$122

Loan volume	$3,768	$2,835	$4,800	$4,054	$4,348
Average loans	41,891	40,934	40,129	38,333	38,789

●
Net income up $25 million to $87 million. Net interest income of $203 million was up modestly from the prior quarter due to loan growth and improved net interest margin. Noninterest income was up slightly from the first quarter as a result of lower trading asset write-downs and higher gain on sale driven by an increase in volume.

The low level of noninterest expense continued to reflect ongoing expense efficiencies.

●
Provision down, strong credit trends continue. The provision for loan losses was down for the quarter with a corresponding decline in net charge-offs. Charge-offs during the quarter remained low at an annualized rate of only 2 basis points reflecting the portfolio’s conservative underwriting, low loan-to-value ratios, and small balance lending.

●
Loan volume and balances up. Loan volume of $3.77 billion was up 33 percent from the prior quarter and average loans of $41.89 billion were up 2 percent as the company continued to invest in this business.

Home Loans Group

Selected Segment Information	Three Months Ended
($ in millions)	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007
Net interest income	$240	$250	$229	$191	$211
Provision for loan losses	1,637	907	511	323	101
Noninterest income	(97)	319	329	183	389
Inter-segment expense	2	4	5	9	16
Noninterest expense*	484	499	2,319	554	547
Income (loss) before income taxes	(1,980)	(841)	(2,277)	(512)	(64)
Income taxes	(635)	(269)	(312)	(169)	(24)
Net (loss)	$(1,345)	$(572)	$(1,965)	$(343)	$(40)

Loan volume	$8,462	$13,774	$19,089	$26,434	$35,938
Average loans	54,880	55,672	52,278	43,737	43,312

*Includes $1.78 billion goodwill charge in fourth quarter 2007.

●
Results reflect reduced mortgage market participation. Net interest income fell slightly from the prior quarter reflecting a higher level of nonaccruals and a decline in loan balances on lower production.

Noninterest income was down from the first quarter due to the decline in gain on sale from lower loan commitment volume and the increase in the provision for repurchase reserves reflecting  an increase in repurchase demands related to prime home mortgage loans. The repurchase reserve totaled $283 million at the end of the quarter, up from $178 million at Mar. 31. The quarterly gain on sale variance was also impacted by $68 million in additional gains in the first quarter from sales of loans locked prior to the adoption of new accounting pronouncements impacting gain on sale recognition.

Noninterest income also reflected mortgage servicing revenue down $247 million, primarily due to declines in the value of MSR risk management instruments that more than offset the increase in MSR fair value.

●
Expense declines reflect consolidation of Home Loans business. Despite the increase in foreclosed asset expense to $149 million from $118 million, noninterest expense of $484 million in the second quarter was down 3 percent from the first quarter with the further consolidation of the home loans business. The number of employees was reduced to 7,338 at the end of the second quarter from 9,135 at the end of the first quarter.

●
Credit costs remain elevated. The increase in the provision to $1.64 billion from $907 million in the first quarter was driven by an acceleration in delinquencies and charge-offs, while subprime delinquencies showed signs of stabilization during the quarter. Total charge-offs rose to $807 million, up $341 million from the prior quarter.

●
Production volume reduced as a result of management’s actions. Home loans segment volume of $8.46 billion was down 39 percent from first quarter levels reflecting the company’s decision to exit wholesale lending and close all remaining home loan centers.

COMPANY UPDATES

●
On July 22, WaMu announced that the Human Resources Committee of the Board of Directors determined that, in light of the company’s 2008 financial performance to date, including the impact of mortgage-related loan loss provisions and foreclosed asset expense, the company’s Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer will not receive annual incentive payments under the company's 2008 Leadership Bonus Plan.

●
On July 15, WaMu’s Board of Directors declared a cash dividend of $0.01 per share on the company’s common stock. Dividends on the common stock are payable on Aug. 15, 2008 to shareholders of record as of Jul. 31, 2008. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.2528 per depository share of Series K Preferred Stock to be payable on Sept. 15, 2008 to holders of record on Sept. 1, 2008, a dividend of $19.8056 per share of Series R Preferred Stock to be payable on Sept. 15, 2008 to holders of record on Sept. 1, 2008.

●	On Jun. 27, WaMu announced that a search had been initiated to replace James Corcoran, President of the Retail Bank who left WaMu to pursue other career opportunities.

●
On Jun. 24, WaMu shareholders approved an amendment to increase the number of authorized common stock from 1,600,000,000 to 3,000,000,000, the conversion of the Series S and Series T Perpetual Contingent Convertible Non-Voting Preferred Stock into common stock and the ability of the warrants to be exercised to purchase common stock. On Jun. 30, the Series S and Series T preferred stock was converted into common stock.

●
On Jun. 4, WaMu announced that Michael S. Solender had been named the company’s Executive Vice President and Chief Legal Officer. Solender reports to Kerry Killinger, WaMu’s CEO, and is a member of the company’s Executive Committee.

●
On Jun. 2, WaMu announced that effective Jul. 1, independent director Stephen E. Frank would assume the role of independent Board Chair while Kerry Killinger would continue to lead the company as Chief Executive Officer and serve as a director.

●	On Jun. 2, WaMu announced that under its new majority voting standard, in uncontested director elections, nominees must receive a majority of votes cast to be re-elected.

●	On Apr. 29, WaMu announced that it named John P. McMurray as the company’s Chief Enterprise Risk Officer.

ABOUT WAMU

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At Jun. 30, 2008, WaMu and its subsidiaries had assets of $309.73 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,300 consumer and small business banking stores throughout the nation. WaMu’s financial reports and news releases are available at www.wamu.com/ir.

WEBCAST INFORMATION

A conference call to discuss the company’s financial results will be held on Tuesday, Jul. 22, 2008, at 5:00 p.m. ET and will be hosted by Kerry Killinger, Chief Executive Officer, Tom Casey, Executive Vice President and Chief Financial Officer and John McMurray, Executive Vice president and Chief Enterprise Risk Officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-324-6919. Participants calling from outside the United States may dial 312-470-7289. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A recording of the conference call will be available from approximately 7:00 p.m. ET on Tuesday, Jul. 22, 2008 through 11:59 p.m. on Friday, Aug. 1, 2008. The recorded message will be available at 888-568-0151. Callers from outside the United States may dial 203-369-3462.

FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2007 Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 which include:
●	Economic conditions that negatively affect housing prices and the job market that have resulted, and may continue to result, in deterioration in credit quality of the company's loan portfolio.
●
Access to market-based liquidity sources that may be negatively impacted if market conditions persist or if further ratings downgrades occur and could lead to increased funding costs and reduced gain on sale.

●	The need to raise additional capital due to significant additional losses which could have a dilutive effect on existing shareholders and could affect the ability to pay dividends.
●	Changes in interest rates.
●	Features of certain of the company’s loan products that may result in increased credit risk.
●	Estimates used by the company to determine the fair value of certain of our assets that may prove to be imprecise and result in significant changes in valuation.
●	Risks related to the company’s credit card operations that could adversely affect the credit card portfolio and our ability to continue growing the credit card business.
●	Operational risk which may result in incurring financial and reputational losses.
●	Failure to comply with laws and regulations.
●	Changes in the regulation of financial services companies, housing government-sponsored enterprises, mortgage originators and servicers, and credit card lenders.
●	General business, economic and market conditions and continued deterioration in these conditions.
●	Damage to the company’s professional reputation and business as a result of allegations and negative public opinion as well as pending and threatened litigation.
●	Significant competition from banking and nonbanking companies.
There are other factors not described in our 2007 Form 10-K, as amended, and Form 10-Q for the quarter ended March 31, 2008 which are beyond the company’s ability to anticipate or control that could cause results to differ.

####

Media Contact Derek Aney 206-500-6094 (Seattle) 212-326-6075 (New York) derek.aney@wamu.net	Investor Relations Contact Alan Magleby 206-500-4148 (Seattle) 212-702-6955 (New York) alan.magleby@wamu.net